As filed with the U.S. Securities and Exchange Commission on August 22, 2023

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________________

FARMERS AND MERCHANTS BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	81-3605835
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4510 Lower Beckleysville Road, Suite H, Hampstead, MD 21074

(Address of Principal Executive Offices) (Zip Code)

Farmers and Merchants Bancshares, Inc. 2023 Equity Compensation Plan

(Full title of the plan)

___________________________

Gary A. Harris

President and Chief Executive Officer

Farmers and Merchants Bancshares, Inc.

4510 Lower Beckleysville Road, Suite H, Hampstead, MD 21074

(Name and address of agent for service)

(410) 374-1510

(Telephone number, including area code, of agent for service)

___________________________

Copies to:

Andrew Bulgin, Esquire

Gordon Feinblatt LLC

1001 Fleet Street, Suite 700

Baltimore, Maryland 21202

(410) 576-4280

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B)( of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3.         Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by Farmers and Merchants Bancshares, Inc. (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, hereby incorporated by reference in this registration statement:

(i)         Annual Report on Form 10-K for the year ended December 31, 2022 filed on March 10, 2023, as amended on Form 10-K/A filed on March 13, 2023 (which includes certain information contained in the Company’s definitive proxy statement on Schedule 14A for the 2023 Annual Meeting of Stockholders filed on March 17, 2023, and incorporated therein by reference);

(ii)         Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed on May 15, 2023;

(iii)         Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed on August 14, 2023;

(iv)         Current Reports on Form 8-K filed on January 17, 2023, February 27, 2023, April 26, 2023, May 18, 2023, July 19, 2023 and August 15, 2023; and

(v)         Description of the Company’s common stock which appears in the Company’s Registration Statement on Form 10 filed on March 8, 2017, as amended on Form 10/A filed on April 10, 2017, or any description of the common stock that appears in any prospectus forming a part of any subsequent registration statement of the Company or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and made a part of this registration statement from the date of filing of such documents, provided, however, that in no event will any of the information that the Company “furnishes” to the SEC from time to time in any Current Report on Form 8-K be incorporated by reference into, or otherwise be included in, this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference or deemed to be part of this registration statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this registration statement after the most recent effective date may modify or replace existing statements contained in this registration statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this registration statement.

The Company will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. Written requests should be directed to: Mark C. Krebs, Executive Vice President/Chief Financial Officer, Farmers and Merchants Bancshares, Inc., P.O. Box 249, 25 Westminster Pike, Reisterstown, MD 21136. Telephone requests should be directed to Mr. Krebs at (410) 374-1510.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Company was incorporated under the laws of the State of Maryland. The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)	the act or omission of the director was material to the matter giving rise to such proceeding and

(A)	was committed in bad faith or

(B)	was the result of active and deliberate dishonesty;

(2)	the director actually received an improper personal benefit in money, property, or services; or

(3)	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a Maryland corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The MGCL also permits a Maryland corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)	a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Company has provided for indemnification of directors and officers in ARTICLE IX of its Amended and Restated Bylaws, as amended (the “Bylaws”). The relevant provisions of the Bylaws read as follows:

Section 1. General Indemnification. The Corporation shall indemnify (a) its present and former directors and officers, whether serving or having served the Corporation or at its request any other entity, to the full extent required or permitted by Maryland law now or hereafter in force, including the advance of expenses under the procedures and to the fullest extent permitted by law, and (b) other employees and agents to such extent as shall be authorized by the Board of Directors, the Articles of Incorporation or these Bylaws and as permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of these Bylaws or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Section 2. Procedure. Any indemnification, or payment of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer entitled to seek indemnification (the “Indemnified Party”). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (a) the Corporation denies such request, in whole or in part, or (b) no disposition thereof is made within 60 days. The Indemnified Party’s costs and expenses (including reasonable attorney’s fees) incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be paid or reimbursed by the Corporation. It shall be a defense to any action for advance for expenses that (i) a determination has been made that the facts then known to those making the determination would preclude indemnification or (ii) the Corporation has not received both (A) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (B) a written affirmation by the Indemnified Party of such Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

Section 3. Exclusivity, Etc. The indemnification and advance of expenses provided by the Corporation’s charter and these Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, shall continue in respect of all events occurring while a person was a director or officer after such person has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. The Corporation shall not be liable for any payment under this Bylaw in connection with a claim made by a director or officer to the extent such director or officer has otherwise actually received payment under insurance policy, agreement, vote or otherwise, of the amounts otherwise indemnifiable hereunder. All rights to indemnification and advance of expenses under the Corporation’s charter and hereunder shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Bylaw is in effect. Nothing herein shall prevent the amendment of this Bylaw, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this Bylaw shall not in any way diminish any rights to indemnification or advance of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Bylaw or any provision hereof is in force.

Section 4. Insurance. The Corporation may purchase and maintain insurance on behalf of any Indemnified Party against any liability asserted against and incurred by any Indemnified Party in any protected capacity or arising out of his or her position. The Corporation may purchase and maintain insurance on its behalf in respect of any liability it may incur to provide indemnification under its charter, these Bylaws, or law.

Section 5. Severability; Definitions. The invalidity or unenforceability of any provision of this Article IX shall not affect the validity or enforceability of any other provision hereof. The phrase “this Bylaw” in this Article IX means this Article IX in its entirety. For purposes of this Article IX, all terms not otherwise defined herein shall have such meanings as described in Section 2-418 of the Maryland General Corporation Law.

The MGCL authorizes a Maryland corporation to limit by provision in its charter the liability of directors and officers to the corporation or to its shareholders for money damages except to the extent:

(1)	the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)

a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Company has limited the liability of its directors and officers for money damages in Article NINTH of its Articles of Incorporation, which forms part of its charter. This provision reads as follows:

NINTH: No director or officer of the Corporation shall be liable to the Corporation or to its Stockholders for money damages except (a) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, (b) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, or (c) to the extent such exculpation is expressly prohibited by federal or Maryland law.

As permitted under Section 2-418(k) of the MGCL, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Company would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (the “FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 7.         Exemption From Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The exhibits filed with this Registration Statement on Form S-8 are listed in the following Exhibit Index:

Exhibit	Description

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1(i) to the Company’s Registration Statement on Form 10)

4.2

Articles of Share Exchange, dated as of October 20, 2016, by and between Farmers and Merchants Bancshares, Inc. and Farmers and Merchants Bank (incorporated by reference to Exhibit 3.1(ii) to the Company’s Registration Statement on Form 10)

4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10)

4.4	First Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 20, 2022)

5.1	Opinion of Gordon Feinblatt LLC as to legality of Shares to be issued (filed herewith).

23.1	Consent of Gordon Feinblatt LLC (included in their opinion in Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith).

24.1	Power of Attorney (included on the signature page to this registration statement).

99.1	Farmers and Merchants Bancshares, Inc. 2023 Equity Compensation Plan (filed herewith).

107	Filing Fee Exhibit (filed herewith).

Item 9.         Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) – (6) Not applicable.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) - (g) Reserved or not applicable.

(h)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) - (k) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampstead, State of Maryland, on this 22nd day of August, 2023.

FARMERS AND MERCHANTS BANCSHARES, INC.:

By:	/s/ Gary A. Harris
Gary A. Harris President & CEO (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary A. Harris and Mark C. Krebs, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on August 22, 2023.

/s/ James R. Bosley, Jr.
James R. Bosley, Jr. – Director	Roger D. Cassell – Director

/s/ Steven W. Eline	/s/ Edward A. Halle, Jr.
Steven W. Eline – Director	Edward A. Halle, Jr. – Director

/s/ Gary A. Harris	/s/ Ronald W. Hux
Gary A. Harris – Director, President	Ronald W. Hux – Director
and CEO (Principal Executive Officer)

/s/ J. Lawrence Mekulski
J. Lawrence Mekulski – Director	Emily Bollinger Miller – Director
(Principal Executive Officer)

/s/ Bruce L. Schindler	/s/ Teresa L. Smack
Bruce L. Schindler – Director	Teresa L. Smack – Director

/s/ Mark C. Krebs
Paul F. Wooden – Director	Mark C. Krebs – Treasurer and Chief Financial Officer
(Principal Financial Officer & Principal Accounting Officer)